CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                WINDSORTECH, INC.

Windsortech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Certificate of Incorporation of Windsortech, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

               The total number of shares of capital stock which the Corporation shall be authorized to issue is Forty Million (40,000,000), of which Thirty-five Million (35,000,000)
          shares shall be shares of Common Stock with a par value of One Cent ($.01) per share; and Five Million (5,000,000) shares shall be shares of Preferred Stock with a par value of One Cent ($.01) per share.

               The Corporation shall be further authorized to issue said Preferred Shares with such statements, designations, rights and preferences as may be determined from time to time by the Board



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          of Directors.

     SECOND, That in lieu of a meeting and vote of stockholders, the majority of the stockholders has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General. Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Windsortech, Inc. has caused this certificate to be signed by Marc Sherman, its President, this 29th day of January, 2002.

                                       WINDSORTECH,INC.

                                       BY: /s/ Marc Sherman
                                          -----------------
                                           Marc Sherman

                                       Title: President